Exhibit 5.1
Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations

3299 K STREET, N.W., SUITE 100 WASHINGTON, D.C. 20007 (202) 295-4500 WWW.SFTTLAW.COM

August 11, 2022

Board of Directors
Home Bancorp, Inc.
503 Kaliste Saloom Road
Lafayette, Louisiana 70508

Ladies and Gentlemen:

We have acted as special counsel to Home Bancorp, Inc., a Louisiana corporation (“Home”), in connection with a registration statement on Form S-4 (the “Registration Statement”) filed by Home with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Company’s proposed offer to exchange up to $55,000,000 aggregate principal amount of the Company’s 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Exchange Notes”) for the Company’s outstanding 5.75% Fixed-to-Floating Rate Subordinated Notes due 2032 originally issued on June 30, 2022 (the “Original Notes”), as contemplated by the Registration Rights Agreements, dated as of June 30, 2022, by and between the Company and the various purchasers of the Original Notes. The Exchange Notes will be issued under the indenture dated as of June 30, 2022 (the “Indenture”), by and between the Company and UMB Bank, National Association, as trustee (the “Trustee”).
In connection with the rendering of the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the articles of incorporation and bylaws of Home as currently in effect; (iii) the forms of Exchange Notes; (iv) resolutions adopted by Home’s Board of Directors; and (v) such other documents, agreements, records, instruments, certificates of public officials and certificates of officers or other representatives of Home or others as we have deemed necessary or appropriate for purposes of and as a basis for rendering the opinion set forth below.

In our examination, we have: (i) assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals; (ii) assumed the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies; and (iii) assumed and relied upon the truth, accuracy and completeness (without independent investigation or verification) of the information, representations, warranties and statements contained in the documents, agreements, records, instruments and certificates we have reviewed. We have further assumed that all persons, other than Home, had, have or will have all requisite power and authority to execute and deliver all documents, agreements, records, instruments and certificates examined by us and have also assumed the due authorization by all requisite action, and the due execution and delivery by such persons, other than Home, of all such documents, agreements, records, instruments and certificates and the validity and binding effect thereof.
Further, in rendering the opinion set forth below we have assumed that, prior to the issuance by Home of the Exchange Notes, the Registration Statement is, and shall remain, effective under the Securities Act.

Our opinions expressed herein as to the legal validity, binding effect and enforceability of the obligations of Home with respect to the Exchange Notes are specifically qualified to the extent that the legal validity, binding effect or enforceability of such obligations may be subject to or limited by:

Home Bancorp, Inc.
August 11, 2022

(i) applicable bankruptcy, insolvency, reorganization, conservatorship, receivership, liquidation, voidable preference, moratorium and other statutory or decisional laws relating to or affecting creditors’ rights generally or the reorganization of financial institutions (including, without limitation, preference and fraudulent conveyance or transfer laws), heretofore or hereafter enacted or in effect; (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, whether enforcement is sought at law or in equity including, without limitation, the exercise of judicial or administrative discretion with respect to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; (iii) the availability of injunctive relief or other equitable remedies; and (iv) the application by courts of competent jurisdiction of laws containing provisions determined to have a paramount public interest.

We express no opinion (i) as to the enforceability of any provision or accumulation of provisions that may be deemed to be unconscionable or against public policy; (ii) as to provisions which purport to establish evidentiary standards; (iii) as to the enforceability of provisions relating to venue, governing law, disclaimers or liability limitations with respect to third parties; (iv) as to any anti-trust or state securities laws; (v) as to provisions regarding indemnification, waiver of the right to jury trial or waiver of objections to jurisdiction, each of which may be subject to limitations of public policy; (vi) as to provisions relating to waivers, waiver of remedies (or the delay or omission of enforcement thereof), disclaimers, releases of legal or equitable rights or discharges of defenses; or (vii) provisions which purport or would operate to render ineffective any waiver or modification not in writing.

Our opinion is limited to applicable provisions of the federal securities laws of the United States, the Louisiana Business Corporation Act and the laws of the State of New York (except with respect to state securities or “blue sky” laws). We express no opinion with respect to the laws, statutes, ordinances, rules or regulations of any other jurisdiction. The opinions expressed herein concern only the effect of laws as now in effect and are rendered as of the date hereof. We undertake no, and hereby disclaim any, obligation to revise or supplement this opinion letter should such laws be changed by legislative action, judicial decision or otherwise after the date of this opinion, or if we become aware of any facts that might change the opinions expressed herein after the date of this opinion.

Based upon the foregoing, subject to the qualifications, assumptions and limitations stated herein and having a regard for such legal considerations as we have deemed relevant, we are of the opinion that when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Original Notes, the Exchange Notes will be legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit thereby that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is furnished by us, as special counsel to Home, in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. This opinion is for your benefit and may only be relied upon by Home and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

                        Very truly yours,

                        /s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

                        SILVER, FREEDMAN, TAFF & TIERNAN LLP